OCZ TECHNOLOGY GROUP APPOINTS ADAM EPSTEIN, RICHARD L.
HUNTER AND SUNIT SAXENA TO ITS BOARD OF DIRECTORS

Financial and Technological Veterans Add Significant Depth to Board

SAN JOSE, CA—March 29, 2010—OCZ Technology Group (OTCBB: OCZT), a leader in high performance and reliable memory and flash-based storage as an alternative to hard disk drives (HDDs), has appointed Adam Epstein, Richard L. “Dick” Hunter and Sunit Saxena to its Board of Directors, all of whom have been determined to be independent directors effective as of March 23, 2010.

Mr. Epstein, age 44, is the founding principal of Third Creek Advisors, LLC, which provides corporate finance advice to management and directors of small companies.  He has been with that firm since January 2010.  From 2003 to 2009, Mr. Epstein was a principal at Enable Capital Management, LLC, an investment firm that provides growth financing to publicly-traded companies and which he co-founded.  Mr. Epstein previously held managerial roles with Surge Components, Inc., MailEncrypt, Inc., Tickets.com, Inc., and Achilles' Wheels, Inc.  Mr. Epstein started his career as an attorney at the law firm of Brobeck, Phleger & Harrison.  He received a bachelor’s degree, cum laude, from Vassar College, and a J.D. from Boston University.

Mr. Hunter, age 57, since 2008 has been a partner with Daylight Partners, a venture capital firm.  From 1998 to 2008, Mr. Hunter was with Dell, Inc., a computer manufacturer and services company, where he most recently served as Vice President of Consumer Technical Support and Customer Service and was responsible for managing over 14,000 customer service agents.  For seven years, Mr. Hunter led Dell’s Americas manufacturing operations.  Mr. Hunter previously served in managerial roles with Matco Electronics, Texas Instruments, Incorporated, Ericcson/General Electric, Ryan Homes, Exide Electronics and General Electric Company.  He currently serves on the boards of several privately held companies.  Mr. Hunter received a bachelor’s degree in mechanical engineering from Georgia Tech.

Mr. Saxena, age 51, in 2002 co-founded Altierre Corporation, a privately-held provider of wireless solutions for large retail chains, including sensors, digital display tags and signage, and has served since then as its President and Chief Executive Officer.  He previously held managerial roles in several companies, including Alliance Semiconductor Corporation and Sandcraft, Inc.  Mr. Saxena holds a master’s degree in computer engineering from Syracuse University and a master’s degree in solid state physics from the Indian Institute of Technology in Delhi, India.

Ryan Petersen, the company’s president Chief Executive Officer, commented: “Adam Epstein, Dick Hunter and Sunit Saxena collectively bring a tremendous amount of business experience and ability to OCZ, and we are pleased to have them serve on our board.  Adam’s financial wisdom and legal acumen, as well as his experience outside of finance and law, will play an important role as we grow.  Dick’s knowledge of the high tech business derived from his work at Dell and Texas Instruments is significant. And Sunit’s professional expertise derived from his work at Altierre, Alliance, and Altera is outstanding. We expect their combined expertise and experience to be a valuable asset as we work to accelerate our solid state drive business.”

About OCZ Technology Group, Inc.

Founded in 2002, San Jose, CA-based OCZ Technology Group, Inc. (“OCZ”), is a leader in the design, manufacturing, and distribution of high performance and reliable Solid State Drives (SSDs) and premium computer components. OCZ has built on its expertise in high-speed memory to become a leader in the SSD market, a technology that competes with traditional rotating magnetic hard disk drives (HDDs). SSDs are faster, more reliable, generate less heat and use significantly less power than the HDDs used in the majority of computers today. In addition to SSD technology, OCZ also offers high performance components for computing devices and systems, including enterprise-class power management products as well leading-edge computer gaming solutions. For more information, please visit: www.ocztechnology.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown factors that may cause actual results of OCZ Technology Group, Inc. to be different from those expressed or implied in the forward-looking statements. In this context, words such as “will,” “would,” “expect,” “anticipate,” “should” or other similar words and phrases often identify forward-looking statements made on behalf of OCZ. It is important to note that actual results of OCZ may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to, market acceptance of OCZ’s products and OCZ’s ability to continually develop enhanced products; adverse changes both in the general macro-economic environment as well as in the industries OCZ serves, including computer manufacturing, traditional and online retailers, information storage, internet search and content providers and computer system integrators; OCZ’s ability to efficiently manage material and inventory, including integrated circuit chip costs and freight costs; and OCZ’s ability to generate cash from operations, secure external funding for its operations and manage its liquidity needs. Other general economic, business and financing conditions and factors are described in more detail in “Item 1A – Risk Factors” in Part II in OCZ’s Quarterly Report on Form 10-Q filed with the SEC on January 14, 2010. The filing is available both at www.sec.gov as well as via OCZ’s website at www.ocztechnology.com. OCZ does not undertake to update its forward-looking statements.

Contact:

OCZ Technology Group, Inc.
Ryan Petersen, CEO, 408-733-8400
or
The Investor Relations Group
Investor Relations:
Adam Holdsworth, 212-825-3210
or
Public Relations:
Robin O’Malley or Mike Graff, 212-825-3210